Exhibit 99.1

Third Quarter 2022 - Earnings Release and Dividend Declaration

FOR IMMEDIATE RELEASE

From:  Roger Dick

           Uwharrie Capital Corp

           704-983-6181

Date:  October 20, 2022

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $1.04 billion at September 30, 2022, versus $939.7 million at December 31, 2021.

Net income for the nine-month period ended September 30, 2022, was $5.3 million versus $8.9 million for the same period in 2021. For the nine months ended September 30, 2022, net income available to common shareholders was $4.9 million or $0.69 per share compared to $8.4 million or $1.14 per share for September 30, 2021. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. The decline in earnings is attributable to the decline in the mortgage origination market for the year, impacting mortgage banking income.

Net income for the three-month period ended September 30, 2022, was $2.8 million versus $2.7 million for the same period in 2021. For the three months ended September 30, 2022, net income available to common shareholders was $2.7 million or $0.38 per share compared to $2.5 million or $0.35 per share for the same quarter in 2021, an increase of 6%.

Additionally, the Board of Directors has declared a 2.5% stock dividend to be paid to common stock shareholders on November 22, 2022. Current and prior year earnings per share reported above have been adjusted retroactively for the 2.5% stock dividend.

Shareholders of Uwharrie Capital Corp, as of the record date November 8, 2022, will receive the dividend, which will be paid electronically via book-entry. No stock certificates will be issued. Shareholders will receive a statement indicating the new shares gained.  If the stock is held in a brokerage account, shares will be electronically delivered directly to the appropriate account.  Only whole shares of stock will be issued. If applicable, a check for payment of a fractional share may also be issued or deposited electronically.

Contact Roger Dick, Chief Executive Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries:  Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.